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                                                                    EXHIBIT 23.9

                        Independent Auditors' Consent



The Board of Directors
Home Shopping Network, Inc.:


The audits referred to in our report dated February, 25, 1997, included the related financial statement schedule of valuation and qualifying accounts for each of the years in the two-year period ended December 31, 1996, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the use of our report on the 1996 and 1995 consolidated statements of operations, shareholders' equity and cash flows of Home Shopping Network, Inc. and subsidiaries included herein and to the reference to our firm under the heading "Experts" in the prospectus.

                                                 /S/ KPMG LLP

St. Petersburg, Florida
January 26, 1999